Exhibit 10.2

RESOLUTIONS

OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF TELEDYNE TECHNOLOGIES INCORPORATED

APRIL 21, 2026

Standing Resolutions for Non-Employee Director Restricted Stock Unit Grants

WHEREAS, on January 20, 2026, the Board of Directors adopted, subject to approval of the stockholders of the Corporation, the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Amended Plan”), and Administrative Rules of the Amended and Restated Teledyne Technologies 2014 Incentive Award Plan Related to Non-Employee Director Restricted Stock Unit Awards And Fees (the “Rules”).

RESOLVED, that, in accordance with Section VI of the Rules, in the event the stockholders of the Corporation approve the Amended Plan at the 2026 Annual Meeting of Stockholders of the Corporation:

(a) Commencing with the Corporation’s 2026 Annual Meeting, on the date of the Corporation’s Annual Meeting for each year, each incumbent non-employee director shall be automatically granted an award of restricted stock units subject to the terms and conditions specified in the Rules, in an amount of restricted stock units equal to $210,000 divided by the Fair Market Value (as defined in the Amended Plan) of a share of common stock on the date of grant, rounded down to the nearest whole unit share; and

(b) Each person who becomes a non-employee director for the first time on a date after an Annual Meeting date, shall be automatically granted an award of restricted stock units subject to the terms and conditions specified in the Rules, effective as of the date such person becomes a non-employee director, in an amount of restricted stock units equal to $105,000 divided by the Fair Market Value (as defined in Amended Plan) of a share of common stock on the date of grant, rounded down to the nearest whole unit share.

FURTHER RESOLVED, that any previous deferral election made by a director under the Administrative Rules of the Teledyne Technologies 2014 Incentive Award Plan Related to Non-Employee Director Restricted Stock Unit Awards and Fees (the “Prior Rules”), shall apply to awards made pursuant to the Rules under the Amended Plan;

FURTHER RESOLVED, that the foregoing resolution shall remain in effect until modified or rescinded by further action of the Committee.

Standing Resolutions for Non-Employee Director Retainer Payments

RESOLVED, that, in accordance with Section XIII of the Rules and consistent with resolutions previously adopted by this Committee under the Prior Rules, in the event the stockholders of the Corporation approve the Amended Plan at the 2026 Annual Meeting of Stockholders of the Corporation:

(1)

each Non-Employee Director shall be entitled to receive an annual Director’s Retainer Fee Payment of $110,000, to be paid in two equal amounts on the first business day of January and July of each calendar year;

(2)	the Chair of the Audit Committee shall receive an additional annual Retainer Fee Payment of $25,000, to be paid on the first business day of January of each calendar year;

(3)	the Chair of the Nominating and Governance Committee shall receive an additional annual Retainer Fee Payment of $15,500, to be paid on the first business day of January of each calendar year;

(4)	the Chair of the Personnel and Compensation Committee shall receive an additional annual Retainer Fee Payment of $20,000, to be paid on the first business day of January of each calendar year; and

(5)	the Lead Director shall receive an additional annual Director’s Retainer Fee Payment of $40,000, to be paid on the first business day of January of each calendar year.

FURTHER RESOLVED, that the foregoing resolution shall remain in effect until modified or rescinded by further action of the Committee.

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